                                                                   SBC COMMUNICATIONS INC.                           EXHIBIT 12
                                                       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                                     Dollars in Millions


                                                   NINE MONTHS ENDED
                                                      SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                                 ----------------------   ----------------------------------------------------
                                                   1998          1997      1997        1996        1995      1994       1993
                                                 ----------   ---------   --------  ---------   ---------  --------   --------
Income Before Income Taxes, Extraordinary Loss
and Cumulative Effect of Accounting Changes*     $   4,831    $  1,396   $  2,237   $  4,975    $ 4,383   $  4,091   $  2,070
     Add: Interest Expense                             693         693        947        812        957        935      1,005
          Dividends on Preferred Securities             60          60         80         60          -          -          -
          1/3 Rental Expense                            96         106        130        108         77         85         81
                                                 ----------   ---------  ---------  ---------   --------  ---------  ---------

     Adjusted Earnings                           $   5,680    $  2,255   $  3,394   $  5,955    $ 5,417   $  5,111   $  3,156
                                                 ==========   =========  =========  =========   ========  =========  =========

Total Interest Charges                           $     740    $    786   $  1,067   $    947    $   957   $    935   $  1,005
Dividends on Preferred Securities                       60          60         80         60          -          -          -
1/3 Rental Expense                                      96         106        130        108         77         85         81
                                                 ----------   ---------  ---------  ---------   --------  ---------  ---------

     Adjusted Fixed Charges                      $     896    $    952   $  1,277   $  1,115    $ 1,034   $  1,020   $  1,086
                                                 ==========   =========  =========  =========   ========  =========  =========

Ratio of Earnings to Fixed Charges                    6.34        2.37       2.66       5.34       5.24       5.01       2.91

*Undistributed earnings on investments accounted for under the equity method have been excluded